 Exhibit 99.D2

AMENDMENT TO

ADVISORSHARES ADVISORY AGREEMENT

THIS AMENDMENT is made as of the 14th day of September 2016 to the Advisory Agreement dated June 2, 2009 (the “Agreement”) by and between AdvisorShares Investments, LLC (the “Adviser”) and AdvisorShares Trust (the “Trust”).

WHEREAS, the parties desire to update Schedule A to the Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

(1) Schedule A, last amended as of June 8, 2016, to the Agreement is hereby replaced with Schedule A, amended as of September 14, 2016 and attached hereto; and

(2) All other terms and conditions of the Agreement remain in full force and effect and are incorporated herein by reference.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on their behalf by their duly authorized officers as of the date set forth above.

ADVISORSHARES TRUST,

on behalf of each of its series set forth on Schedule A

/s/Dan Ahrens

Name: Dan Ahrens

Title: Treasurer and Secretary

ADVISORSHARES INVESTMENTS, LLC

/s/Dan Ahrens

Name: Dan Ahrens

Title: Managing Director

SCHEDULE A

Amended as of September 14, 2016

to the

ADVISORY AGREEMENT

Dated June 2, 2009

Between

ADVISORSHARES TRUST

and

ADVISORSHARES INVESTMENTS, LLC

The Trust will pay to the Adviser, as compensation for the Adviser’s services rendered, a fee computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance with the following fee schedule:

Fund	Rate
Dorsey Wright ADR ETF	0.75%
Peritus High Yield ETF	1.10%
Ranger Equity Bear ETF	1.50%
Morgan Creek Global Tactical ETF	0.90% on the first $250,000,000 of average daily net assets of the Fund; 0.80% on the next $750,000,000 of average daily net assets of the Fund; 0.70% on the next $4,000,000,000 of average daily net assets of the Fund; and 0.60% on average daily net assets of the Fund in excess of $5,000,000,000
Madrona Domestic ETF	0.80%
Madrona International ETF	0.80%
Madrona Global Bond ETF	0.50%
Meidell Tactical Advantage ETF	1.20%
Wilshire Buyback ETF	0.90%
Global Echo ETF	1.10%*
STAR Global Buy-Write ETF	1.35%
QAM Equity Hedge ETF	1.00%
EquityPro ETF	0.80%
Newfleet Multi-Sector Income ETF	0.65%
Gartman Gold/Euro ETF	0.55%
Gartman Gold/Yen ETF	0.55%
Sage Core Reserves ETF	0.30%
Treesdale Rising Rates ETF	1.15% on the first $250,000,000 of average daily net assets of the Fund; 1.05% on the next $750,000,000 of average daily net assets of the Fund; and 0.95% on average daily net assets of the Fund in excess of $1,000,000,000
YieldPro ETF	0.80%
Market Adaptive Unconstrained Income ETF	0.90%
Athena High Dividend ETF	0.80%
Pacific Asset Enhanced Floating Rate ETF	0.95%
Cornerstone Small Cap ETF	0.65%
KIM Korea Equity ETF	0.84%
Focused Equity ETF	0.75% plus performance fee adjustment**

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*	As part of its agreement with the Trust, the Adviser has contractually agreed to pay all operating expenses of the Fund, including transfer agency, custody, fund administration, legal, audit and other services, except management fees, interest expense, taxes (expected to be de minimis), brokerage commissions and other expenses connected with execution of portfolio transactions, Acquired Fund Fees and Expenses, short dividend expenses, expenses of the Independent Trustees (including any Trustees’ counsel fees), and extraordinary expenses.

**	The Adviser’s advisory fee has two components -- the base fee and the performance fee adjustment. The base fee is the pre-determined rate at which the Adviser is paid when the Fund’s net performance is in line with Fund’s pre-determined performance benchmark. The base fee is subject to an upward or downward adjustment by the performance fee. If the Fund outperforms the performance benchmark, the Adviser may receive an upward fee adjustment. If the Fund underperforms the performance benchmark, the Adviser may receive a downward fee adjustment. The Adviser’s annual base fee is 0.75% of the Fund’s average daily net assets. The performance fee adjustment is derived by comparing the Fund’s performance over a rolling twelve-month period to its performance benchmark, the S&P 500 Index. The base fee is adjusted at a rate of 0.02% for every 0.25% to 0.50% of out-performance or under-performance compared to the performance benchmark, but only up to 2.00% of the performance benchmark. As a result, the maximum possible performance fee adjustment, up or down, to the base fee is 0.10%. Accordingly, the Adviser’s annual advisory fee may range from 0.65% to 0.85% of the Fund’s average daily net assets.

New funds and advisory fee changes appear in bold; fund name changes appear in italics.

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